Exhibit 99.8

CONSENT OF J.P. MORGAN SECURITIES LLC

We hereby consent to (i) the use of our opinion letter dated November 15, 2014 to the Board of Directors of Actavis plc (the “Company”) included as Annex B to the Joint Proxy Statement/Prospectus, which forms a part of Amendment No. 1 to the Registration Statement on Form S-4 filed by the Company relating to the proposed merger of a wholly owned subsidiary of the Company with and into Allergan, Inc., and (ii) the references to such opinion in such Joint Proxy Statement/Prospectus. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

J.P. MORGAN SECURITIES LLC

By:	/s/ J.P. Morgan Securities LLC

January 23, 2015